SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


     Date of Report (Date of earliest event reported): June 3, 2003


                         CANTERBURY CONSULTING GROUP, INC.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                    23-2170505
-------------------------------          -------------------------------
(State of Incorporation)                 (IRS Employer Identification Number)


                               352 Stokes Road
                                  Suite 200
                          Medford, New Jersey  08055
                  (Address of principal executive offices)

                    Telephone Number:  (609) 953-0044




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ITEM 5. OTHER EVENTS

   On June 3, 2003 the Board of Directors of Canterbury Consulting Group, Inc. authorized a debt private placement for the Company of a minimum of $250,000 up to a maximum of $500,000 in order to replace working capital which was depleted during the fourth quarter of Fiscal 2002 and the first quarter of Fiscal 2003. In addition, Commerce Bank, N.A. had reduced the Company's working capital line downward by $1,000,000 during the Company's first fiscal quarter.

   The Board agreed that the Company would offer a 7 3/4 percent senior convertible note with interest payments made quarterly and the Note maturing in 36 months. The Note would permit conversion into restricted common stock of the Company in all or in part at anytime during the three year term of this Note at the discretion of each individual noteholder. This Note is to be subordinate to all current and future bank debt but be senior to all other current and future debt of the Company.

   Further, since the Note would convert into restricted common stock that the conversion price be at 50% of the closing price on the Nasdaq Stock Market on Monday, June 2, 2003. The closing price on that date was $.71, so the conversion price was therefore set at $.355 per share.

     It was also agreed that each investor be limited to the purchase of one $35,500 note. On this basis, assuming that a shareholder decides to convert an entire Note into restricted common stock, the Company could eliminate the associated debt attached to that Note and in exchange issue 100,000 shares of restricted common stock.


ITEM 7. EXHIBITS


           Number                   Description

            99.1      Confidential Offering Memorandum
            99.2      Subscription Agreement
            99.3      Sample of Senior Convertible Promissory Note


                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CANTERBURY CONSULTING GROUP, INC.

                                         BY: /s/ Kevin J. McAndrew
                                         ----------------------------
                                         Kevin J. McAndrew, President

Dated: June 11, 2003